Exhibit 10.20
EXECUTIVE EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 30, 2021 (the “Effective Date”) by and between Sunrun Inc. (the “Company”), and Jeanna Steele (“Executive”) (collectively the “Parties”).
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:
1.Employment Period. Executive’s employment with the Company pursuant to this Agreement shall be “at will,” and either the Company or Executive may terminate the employment relationship at any time. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder.
2.Duties and Responsibilities.
A.Commencing as of December 2, 2021 (the “Promotion Date”), Executive shall serve as the Company’s Chief Legal Officer and Chief People Officer (“CLO and CPO”), with a principal office in the Company’s location in San Francisco, California, and shall report to the Company’s Chief Executive Officer (“CEO”). Executive agrees to perform in good faith and to the best of her ability all services that may be required of Executive hereunder and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the Company.
B.Executive is expected and agrees to devote her full working time and attention to the business of the Company and will not render services to any other business without the prior approval of the Company (except as provided herein) or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding, Executive may invest in up to one percent (1%) of the outstanding securities of any publicly held corporation without approval of the Company, subject to the Company’s Insider Trading Policy and Related Party Transactions Policy.
C.Executive also understands and agrees that she must fully comply with the Company’s standard operating policies, procedures, and practices that are in effect during the term of her employment.
3.Compensation.
A.Base Pay. Effective as of the Promotion Date and during the Employment Period thereafter, the Company shall pay Executive a base salary of $17,916.67 per semi-monthly pay period (equivalent to $430,000.00 annually), less applicable deductions and withholding (the “Base Salary”).
B. Target Bonus. For the year 2021 and beyond, Executive will be eligible to participate in the Company’s Amended and Restated Executive Incentive Compensation Plan (“EICP”), with an initial target of 75% of the Base Salary (the “Target Bonus”). Incentive payments pursuant to the EICP are discretionary and depend on both Company performance and Executive’s individual performance. All EICP incentives are subject to the terms and conditions of the EICP plan, which will be provided to Executive separately. Incentive targets are pro-rated for any partial year in which Executive first becomes eligible to participate. Payment of any earned incentive shall be made as soon as practicable after being approved by the Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Unless otherwise determined by the Committee, to earn any portion of the Target Bonus for a given year, Executive must be employed by the Company on the date the associated Target Bonus is paid. In addition, amounts received pursuant to the EICP will be subject to the terms of the Company’s

Policy for Recoupment of Incentive Compensation (the “Clawback Policy”), which will be provided to Executive separately.
C.Deductions and Withholdings. The Company shall deduct and withhold from any compensation payable to Executive any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement (and all agreements referenced herein).
4.Equity Awards.
A.Long-Term Incentive Equity Awards. On or around the Effective Date, the Company will recommend to the Board that Executive be granted time-based equity awards with an aggregate value of $2,000,000 in the form of 50% in stock options (“Options”) and 50% in RSUs. The number of Options granted will be determined using Black-Scholes valuation methods. The number of RSUs granted will be calculated by dividing the approved dollar amount by the average closing price of Sunrun common stock during the thirty (30) trading days prior to the date of grant, unless stated otherwise in the approval document.
(1)RSU Vesting. All RSUs referenced herein will vest over four (4) years, commencing on December 6, 2021 (the “Vesting Commencement Date”), with twenty-five percent (25%) of the RSUs vesting on the one-year anniversary of the Vesting Commencement Date, and the remaining RSUs vesting in equal quarterly installments (every three (3) months) thereafter on the same day of the month as the Vesting Commencement Date, contingent upon Executive’s continuous employment at the Company through each such date. The RSUs will be subject to the terms and conditions of the Sunrun 2015 Equity Incentive Plan (the “2015 Plan”), as described in the 2015 Plan and the applicable 2015 Plan equity award agreement. The Parties further acknowledge that Executive’s RSU grants with the Company that are in effect as of the Effective Date shall continue to vest in the normal course, subject to the terms of the applicable stock plans and award agreements.
(2)Option Vesting. The shares subject to the Option will vest over four (4) years, commencing on the Vesting Commencement Date, with twenty-five percent (25%) of such shares vesting on the one-year anniversary of the Vesting Commencement Date, and the remaining shares vesting in equal monthly installments thereafter contingent upon Executive’s continuous employment at the Company through each such date. The shares subject to the Option will be subject to the terms and conditions of the Company’s 2015 Plan, as described in the 2015 Plan and the applicable 2015 equity award agreement. The Parties further acknowledge that Executive’s Option grants with the Company that are in effect as of the Effective Date shall continue to vest in the normal course, subject to the terms of the applicable stock plans and agreements.
B.Compliance and Ethics Vesting Condition. Doing business ethically is a core Sunrun value. In furtherance of the Company’s culture of compliance, Executive acknowledges and agrees that the vesting of her equity awards is also conditioned upon her full compliance with the terms of the Company’s Code of Business Conduct and other Company compliance policies and her agreements with the Company (including, but not limited to, her confidentiality obligations and any applicable restrictive covenants) at the time of any applicable vesting event. Failure to satisfy this condition will result in ineligibility for such vesting.

5.Severance Benefits. Executive will continue to be permitted to participate in the Company’s Key Employee Change in Control Severance Plan (the “Severance Plan”) applicable to Executive based on Executive’s position with the Company.
6.General Benefits.
A.Health and Welfare Benefits. During the Employment Period, Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s full-time executive employees, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time to time the employee benefits and benefit plans it generally makes available to its employees.
B.Vacation, Sick, and Holiday Pay. Executive shall be entitled to vacation, sick, and holiday pay pursuant to the terms of the Company’s applicable employee policies, as may exist from time to time. This includes that Executive may participate in the Sunrun Freedom Policy, which currently provides full-time exempt employees an opportunity to take paid days out of the office, limited by such employee’s managerial approval (in this case, the CEO), and subject to such individual’s judgment that they will timely complete all job assignments and achieve all performance goals. Details on the Company’s Freedom Policy can be found in the Employee Guidebook. The Company may modify benefits, including but not limited to the Sunrun Freedom Policy, from time to time as it deems necessary.
C.Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary expenses incurred by Executive associated with the conduct of the Company’s business in accordance with the Company’s policies. Such reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, but in any event shall include submission of written requests for reimbursement within thirty (30) days of incurring the expense, accompanied by vouchers, receipts or other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. If such expense qualifies for reimbursement, then the Company will reimburse Executive for that expense in accordance with existing expense reimbursement policies and practices.
7.Confidential Information and Arbitration Agreements. As a condition of Executive’s continued employment and the benefits provided by this Agreement, Executive agrees to execute and be bound by the Executive Confidentiality, Inventions Assignment, and Restrictive Covenant Agreement and the Executive Mutual Arbitration Agreement, attached hereto as Exhibits A and B. Nothing in this Agreement shall supersede, modify or affect Executive’s obligations, duties and responsibilities thereunder.
8.Compliance with Section 409A. It is the intent of the Company and Executive that the provisions of this Agreement (and all agreements and plans referenced herein) comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement (and all agreements and plans referenced herein) upon an event and in a manner permitted by Section 409A, to the extent applicable, including the six (6)-month delay for payments to “specified employees,” if applicable. Accordingly, to the extent any provisions of this Agreement (or of any agreement or plan referenced herein) would otherwise contravene one or more requirements or limitations of Section 409A, then the Company and Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Section 409A, if available, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A. All payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A, to the extent required by

Section 409A. For purposes of Section 409A, each payment hereunder (or under any agreement or plan referenced herein) shall be treated as a separate payment, and the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the taxable year of a payment. Notwithstanding anything in this Agreement (or of any agreement or plan referenced herein) to the contrary, Executive shall be solely responsible for the tax consequences of any payments under this Agreement (and of any agreement referenced herein), and in no event shall the Company have any responsibility or liability if any payment, agreement or plan does not meet the applicable requirements of Section 409A. Although the Company intends to administer this Agreement (and any agreement or plan referenced herein) to prevent taxation under Section 409A, the Company does not represent or warrant that this Agreement (or any agreement or plan referenced herein) complies with any provision of federal, state, local or other tax law.
9.Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.
10.Notices.
A.Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. Notice may also be provided in the form of email sent to the appropriate individual (e.g., to Executive and/or to the Company’s Chief Executive Officer), but only to the extent that such individual confirms receipt of such email. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.
B.If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:
To the Company:
Sunrun Inc.
225 Bush St., Suite 1400
San Francisco, CA 94104
Attn: Chief Executive Officer
To Executive:
To such personal address as the Company may have on file for Executive at the time of notice.

C.Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.
11.General Creditor Status. The benefits to which Executive may become entitled under this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.
12.Governing Documents. This Agreement, together with (i) any equity or long-term equity incentive agreements duly executed by Executive and the Company, (ii) the Severance Plan, (iii) the Indemnification Agreement, (iv) the Executive Confidentiality, Inventions Assignment, and Restrictive Covenant Agreement, (v) the Executive Mutual Arbitration Agreement, (vi) the Clawback Policy; and (vii) all other plans, policies, or agreements referenced herein, shall constitute the entire agreement and understanding of the Parties with respect to the terms and conditions of Executive’s employment with the Company and the eligibility for any potential severance payments, and this Agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Parties relating to such subject matter, including but not limited to Sunrun’s Promotion Letter of May 15, 2018 to Executive. This Agreement, including but not limited to the at-will nature of the employment relationship as reflected herein, may be amended only by a written instrument signed by Executive and the Company’s Chief Executive Officer.
13.Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
14.Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
15.Construction. The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.
SUNRUN INC.
_/s/ Mary Powell__________________
By: Mary Powell
Title: Chief Executive Officer

EXECUTIVE
__/s/ Jeanna Steele_____________________
Jeanna Steele

EXHIBIT A
EXECUTIVE CONFIDENTIALITY, INVENTIONS ASSIGNMENT,
AND RESTRICTIVE COVENANT AGREEMENT